UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2026

NEWTON GOLF COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41701	82-4938288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

551 Calle San Pablo

Camarillo, CA 93012

(Address of principal executive offices, including ZIP code)

855-774-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NWTG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2026, Newton Golf Company, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Brynnwood, LLLP, a Delaware limited liability partnership (the “Lender”), pursuant to which the Lender agreed to provide the Company with a senior secured revolving credit facility in an aggregate principal amount of up to $5,000,000 (the “Revolving Line”). All capitalized terms used in this Current Report on Form 8-K but not otherwise defined shall have the meanings prescribed to them in the Loan Agreement.

The Loan Agreement provides for, among other things, a revolving credit facility with an availability period commencing on the Effective Date and ending one month prior to the maturity date. Unless earlier terminated, the Loan Agreement will mature on July 1, 2028 (the “Maturity Date”), which is two years from the Effective Date. Advances under the Revolving Line are subject to a minimum advance amount of $200,000.

The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the Company’s assets (the “Collateral”), including all goods, accounts, equipment, inventory, contract rights, general intangibles, intellectual property, commercial tort claims, documents, instruments, chattel paper, deposit accounts, investment property, and other personal property of the Company, subject to certain customary exceptions.

Borrowings under the Loan Agreement bear interest at a rate per annum equal to the Daily Simple SOFR plus 13%. Upon the occurrence and during the continuance of an event of default, all outstanding advances bear interest at a default rate of 22% per annum (or the highest rate permitted by applicable law, if lower). Interest is computed on the basis of a 360-day year for the actual number of days elapsed. The Company is required to make semi-annual payments of interest in arrears on the last Business Day of June and December of each year. The Company paid to the Lender a one-time commitment fee equal to 2.0% of the Revolving Line upon the Effective Date of the Loan Agreement.

The Loan Agreement contains customary negative and affirmative covenants for credit facilities of this type, including, among others: (a) limitations on the incurrence of indebtedness; (b) limitations on the creation of liens; (c) restrictions on dispositions, mergers, and acquisitions; (d) restrictions on dividends and distributions; (e) restrictions on investments; (f) restrictions on transactions with affiliates; (g) requirements to maintain insurance, comply with applicable laws, and preserve the Company’s legal existence; and (h) requirements to deliver financial and other reporting information to the Lender, including the Company’s SEC filings, which are deemed delivered upon public availability on EDGAR, in each case subject to exceptions as set forth in the Loan Agreement. In addition, the Loan Agreement contains certain covenants specific to reverse takeover transactions, which are expressly permitted so long as no event of default exists or would result therefrom.

The Loan Agreement provides for customary events of default, including, among others, the failure to pay principal or interest when due, failure to comply with certain covenants, material misrepresentations, cross defaults to other material indebtedness, certain insolvency and receivership events, judgments in excess of $500,000, and a Change in Control of the Company.

In the event of a default by the Company, the Lender may, among other things, declare all obligations under the Loan Agreement immediately due and payable, cease making advances, and exercise remedies with respect to the Collateral, including taking possession of and selling the Collateral, applying the proceeds thereof to satisfy the Company’s outstanding obligations, and appointing a receiver. With respect to certain events of default relating to insolvency, all outstanding obligations will become immediately due and payable automatically without any notice or action by the Lender.

The Loan Agreement includes other customary terms and conditions. The above description of the Loan Agreement is qualified in its entirety by the full text of the Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of July 1, 2026, by and between Newton Golf Company, Inc. and Brynnwood, LLLP.
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2026	NEWTON GOLF COMPANY, INC.

	By:	/s/ Akinobu Yorihiro
Akinobu Yorihiro
Interim Chief Executive Officer and Chief Technology Officer